Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. AGREES TO ACQUIRE MID-ATLANTIC FLEET; ESTABLISHES NORFOLK OPERATIONS CENTER

NEW YORK, DECEMBER 7, 2004 – K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has agreed to acquire ten tank barges and seven tugboats which were being operated by Bay Gulf Trading of Norfolk, Virginia.  These tank barges represent approximately 255,000 barrels of capacity, of which 127,000 barrels are already double-hulled with the balance being eligible to operate in the Jones Act trades until January 1, 2015.  The addition of this capacity will represent a 10.6% increase in the current barrel-carrying capacity of the K-Sea fleet.  The purchase price of $21 million, which includes a water treatment facility and leased office and terminal facilities in Norfolk, will be financed using K-Sea’s available credit lines.  After certain required modifications, these vessels will begin working in K-Sea’s clean oil transportation and bunkering businesses on the east coast of the United States.  This acquisition is expected to be accretive to K-Sea’s distributable cash flow.

In an unrelated transaction, the Company has agreed to bareboat charter in a 78,000 barrel double-hulled tank barge for use in its northeast market.  After the phase-out on December 31, 2004 of two single-hulled vessels as required by the Oil Pollution Act of 1990 (“OPA 90”), and reflecting today’s announcements and other previously announced projects, the carrying capacity of K-Sea’s fleet will be over 73% double-hulled, with all single-hulled vessels eligible to continue to operate until January 1, 2015.

Timothy J. Casey, President and CEO of K-Sea, said “We believe these transactions will strengthen K-Sea’s position as a key provider of petroleum products transportation services in the U.S.  We are excited about expanding our capacity and geographical presence, as well as improving our ability to provide safe, reliable, and efficient service to our customers.  By the fall of 2005, upon delivery of our previously announced 100,000 barrel newbuild barge, our total carrying capacity of approximately 2.7 million barrels will have increased by over 15% from the capacity existing at the time of our initial public offering in January 2004, despite the phase-out of over 325,000 barrels under OPA 90 requirements”.

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its Master Limited Partnership Units trade on the New York Stock Exchange under the symbol KSP.  For additional information about K-Sea Transportation Partners L.P., please visit K-Sea’s website, and the Investor Relations section, at www.k-sea.com .

Cautionary Statements

This press release contains forward looking statements, which include any statements that are not historical facts, such as our expectations regarding the timing of placing the acquired vessels in service, accretion, the benefits of acquisitions, the timing of delivery of our 100,000 barrel newbuild barge, and the percentage of our fleet which will be double-hulled as of the end of 2004 and the fall of 2005.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of our largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in our marine transportation business and other factors detailed in our other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306